UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 27, 2008
Date of Report (Date of earliest event reported)
NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in Charter)

STATE OF WASHINGTON	000-18307	91-1423516

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
101 STEWART STREET, SUITE 700, SEATTLE, WASHINGTON 98101
(Address of principal executive offices) (Zip Code)
(206) 621-1351
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
SIGNATURES

ITEM 8.01. OTHER EVENTS.
On February 27, 2008, at the special meeting of limited partners of Northland Cable Properties Eight Limited Partnership (“NCP-Eight”), limited partners voted to authorize NCP-Eight and its general partner to sell substantially all of NCP-Eight’s assets to Green River Media and Communications, LLC (“Green River”) pursuant to the terms of an asset purchase agreement dated as of July 5, 2007 between NCP-Eight and Green River. A total of 11,363.89 units, or 93.76 percent of the units voted were cast in favor of authorizing the Green River transaction, representing 59.54 percent of the total units outstanding and entitled to vote at the meeting.
Limited partners voted to authorize NCP-Eight and its general partner to sell substantially all of NCP-Eight’s assets to its general partner, or one or more if its affiliates, if the Green River transaction is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Eight and Green River, or in the event that the transaction between NCP-Eight and Green River is otherwise terminated prior to such date. A total of 10,477.23 units, or 86.47 percent of the units voted were cast in favor of authorizing the alternative transaction between NCP-Eight and its general partner, representing 54.89 percent of the total units outstanding and entitled to vote at the meeting.
Limited partners voted to authorize an amendment to the Amended and Restated Agreement of Limited Partnership of NCP-Eight dated August 10, 1989 (the “NCP-Eight Partnership Agreement”), to exclude the alternative sale transaction between NCP-Eight and its general partner from the independent appraisal procedures that would otherwise be required under the NCP-Eight Partnership Agreement. A total of 10,347.23 units, or 85.39 percent of the units voted were cast in favor of authorizing the amendment to the NCP-Eight Partnership Agreement, representing 54.21 percent of the total units outstanding and entitled to vote at the meeting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northland Cable Properties Eight Limited Partnership
	By:	Northland Communications Corporation (General Partner)

Dated: February 29, 2008	By:	/s/ GARY S. JONES
		Name:	Gary S. Jones
		Title:	President

	By:	/s/ RICHARD I. CLARK
		Name:	Richard I. Clark
		Title:	Executive Vice President, Treasurer and Assistant Secretary